                                                                     Exhibit 3.2

                            CERTIFICATE OF AMENDMENT
                      TO THE CERTIFICATE OF INCORPORATION

                                       of

                                  FTD.COM INC.


     We, Michael J. Soenen, Chief Executive Officer, and Peter K. Poli, Secretary, of FTD.COM INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY:

     FIRST: That on September 16, 1999, the Board of Directors of the Corporation pursuant to a unanimous written action in lieu of a meeting pursuant to Section 141(f) of the General Corporation Law of the State of Delaware adopted a resolution proposing and declaring advisable the following amendment to the Corporation's certificate of incorporation, which amends and restates the previously amended and restated Designation, Preferences and Rights of Series A Cumulative Redeemable Convertible Preferred Stock as follows:

     Section 1. Designation and Amount. The shares of such series shall be designated as "Series A Cumulative Redeemable Convertible Preferred Stock" (referred to hereinafter as the "Series A Preferred Stock"), and the number of shares constituting such series shall be ninety thousand (90,000).

     Section 2. Certain Definitions. Capitalized terms used but not defined herein shall have the meanings given to them in the Corporation's Certificate of Incorporation.

     Section 3.     Voting and Preemptive Rights.

          (a) In addition to any voting rights to which holders of Series A Preferred Stock may be entitled by law or otherwise provided in the Corporation's Certificate of Incorporation, holders of Series A Preferred Stock shall have the following voting rights:

               (i) except as otherwise provided in clauses (ii) and (iii) below, the right to cast the number of votes per share thereof on each matter submitted to the Corporation's stockholders for voting as is equal to the Conversion Rate (as hereinafter defined) in effect on the applicable record date. Such votes shall be cast together with those cast by the holders of Common Stock as one class except as otherwise provided in the Corporation's Certificate of Incorporation or by law. Holders of Series A Preferred Stock shall be entitled to notice of any stockholders' meetings in accordance with the Bylaws of the Corporation, which notice provisions will be substantially similar to those generally applicable to the holders of the Corporation's common stock.

               (ii) if the Corporation shall have failed to timely pay the Redemption Exercise Price (as hereinafter defined) in accordance with the terms of Section 6 of this

     Certificate of Designation, the holders of the outstanding shares of Series A Preferred Stock shall have the exclusive right to elect one (1) (or if more than 30,000 shares of the Series A Preferred Stock are outstanding (adjusted to reflect any dividends, splits or similar adjustments) two (2)) members of the Board of Directors of the Corporation at a special meeting of the holders of the Series A Preferred Stock held no later than March 20, 2000, and at each annual meeting of stockholders thereafter. At elections for such director(s), each holder of Series A Preferred Stock shall be entitled to one vote for each share held. Upon the vesting of such right of the holders of Series A Preferred Stock, the maximum authorized number of members of the Board of Directors shall automatically be increased by a number sufficient to accommodate the director(s) to be elected pursuant to this Section 3 and the vacancy so created shall be filled by vote of the holders of the outstanding shares of Series A Preferred Stock.

     If the office of a director elected by the holders of Series A Preferred Stock voting as a class becomes vacant by reason of death, resignation, retirement, disqualification, removal from office, or otherwise, the Corporation shall call a special meeting of the holders of the Series A Preferred Stock to elect a successor who shall hold office for the unexpired term in respect of which such vacancy occurred. Such special meeting shall be held within 60 days of the date such vacancy occurs.

     A "Qualifying Initial Public Offering" shall mean the sale of Class A Common Stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933 (other than a registration on Form S-4 under the Securities Act of 1933 (or any successor to such form) or relating to any employee benefit plan of the Corporation) that results in aggregate proceeds to the Corporation or selling stockholders of not less than $30,000,000 and the listing of the Class A Common Stock on a national stock exchange or NASDAQ.

          (b) Holders of Series A Preferred Stock shall not be entitled to any cumulative voting rights or to any statutory preemptive rights upon the issuance or sale of any securities of the Corporation.

     Section 4.     Dividend Rights.

          (a) Cumulative Dividends. Holders of Series A Preferred Stock shall be entitled to receive dividends at the rate of 8% of the Series A Liquidation Preference per annum (as adjusted for any stock dividends, combinations or splits with respect to such shares) payable in cash out of funds legally available therefor; provided, however, that no dividends shall be due or payable with respect to the Series A Preferred Stock in the event a Qualifying Initial Public Offering occurs on or before February 20, 2000. Such dividends shall be payable only as, if and when declared by the Board of Directors or as provided in Sections 5 and 6, with all unpaid dividends on the Series A Preferred Stock to accrue on a cumulative basis commencing May 21, 1999, whether or not funds of the Corporation are legally available therefor. Except as specifically set forth herein, no right shall accrue to holders of Series A Preferred Stock by reason of the fact that dividends on such shares are not declared in any year, nor shall any undeclared or unpaid dividend bear or accrue any interest.

          (b) Other Distributions. In the event that the Corporation shall declare a distribution on shares of Common Stock other than (i) cash dividends,
(ii) additional shares of Common Stock or (iii) any distribution described in
Section 5 or 6, then in each such case each holder of shares of Series A Preferred Stock shall be entitled to receive a proportionate share of any such distribution determined as the amount thereof such holder would have received had such holder's shares of Series A Preferred Stock been converted into shares of Class A Common Stock pursuant to Section 7 immediately prior to the record date of such distribution.

          (c) No Other Rights. Except as provided in this Section 4, no dividend or distribution in cash or other property (other than for a liquidating distribution or a redemption made pursuant to Section 5 or Section 6, respectively) shall be declared, paid or set apart for payment by the Corporation on the Series A Preferred Stock.

     Section 5.     Liquidation Rights.

          (a) Preferences. If the Corporation shall be voluntarily or involuntarily liquidated, dissolved or wound up, then the holders of the Series A Preferred Stock shall be entitled to receive for each share of Series A Preferred Stock held by them, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount equal to the then Series A Liquidation Preference, together with all accrued or declared but unpaid dividends thereon. The Series A Liquidation Preference amount shall be appropriately adjusted for any stock dividends, combinations or splits with respect to the Series A Preferred Stock. The "Series A Liquidation Preference" shall initially be $100 per share of Series A Preferred Stock.

          (b) Insufficient Assets. If upon the occurrence of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the Corporation's property legally available for distribution among the holders of Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full amount of their respective Series A Liquidation Preference amounts, then the entire property of the Corporation legally available for distribution shall be distributed ratably among the holders of Series A Preferred Stock in proportion to their respective aggregate Series A Liquidation Preference amounts.

          (c) Participation. After payment to the holders of the Series A Preferred Stock of the Series A Liquidation Preference amounts, the entire remaining property of the Corporation legally available for distribution, if any, shall be distributed among the holders of the Series A Preferred Stock and the Common Stock (treated as one class), with each such holder to receive with respect thereto such portion of such remaining property as (i) the sum of such holder's Common Stock plus the number of shares of Class A Common Stock into which such holder's Series A Preferred Stock are then convertible pursuant to
Section 7 bears to (ii) the sum of the number of shares of Common Stock outstanding immediately prior to such liquidation, dissolution or winding up plus the number of shares of Class A Common Stock into which all outstanding shares of Series A Preferred Stock are then convertible pursuant to Section 7.

          (d) Certain Transactions. For purposes of this Section 5, (i) any acquisition of control of the Corporation by means of a merger, consolidation, reorganization or other form of corporate transaction transferring control of the Corporation or (ii) any sale of all or substantially all of the assets of the Corporation, shall be deemed a liquidation, dissolution or winding up of the Corporation. A corporate transaction shall be deemed to transfer control of the Corporation if the pre-transaction Corporation stockholders hold securities in the surviving corporation or other resulting entity entitling them to cast less than 50 percent of the votes entitled to be cast for the election of members to the Board of Directors or other governing body of such surviving corporation or other resulting entity. Except as set forth in this Subsection 5(d), neither the consolidation or merger of the Corporation with or into any other corporation or corporations, nor any reduction of the authorized or issued shares of any class or series of stock, whether now or hereafter authorized, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of any of the provisions of this Section 5.

          (e) Valuation. Whenever any distribution provided for in this Section 5 shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or property as determined in good faith by the Board of Directors.

     Section 6.     Redemption.

          (a) Company's Redemption Option. The outstanding shares of Series A Preferred Stock shall be noncallable prior to February 20, 2000. On and after February 20, 2000, the Series A Preferred Stock may be redeemed at the option of the Corporation, as a whole at any time or in part from time to time, at 100% of the liquidation preference thereof plus all dividends accrued and unpaid to the date of redemption (subject to the right of the holder of record of shares of Series A Preferred Stock on a record date for the payment of a dividend on the Series A Preferred Stock to receive the dividend due on such shares of Series A Preferred Stock on the corresponding dividend payment date) (the "Company Redemption Price").

          No sinking fund shall be established for the Series A Preferred Stock.

          Notice (the "Company Redemption Notice") of any proposed optional redemption of shares of Series A Preferred Stock shall be mailed by means of first class mail, postage paid, addressed to the holders of record of the shares of Series A Preferred Stock to be redeemed, at their respective addresses then appearing on the books of the Corporation, at least ten (10) but not more than sixty (60) days prior to the date fixed for such redemption (the "Company Redemption Date"). Each such Company Redemption Notice shall specify (i) the Company Redemption Date, (ii) the place for payment and for delivering the stock certificate(s) and transfer instrument(s) in order to collect the Company Redemption Price, (iii) the shares of Series A Preferred Stock to be redeemed and (iv) the number of shares of Class A Common Stock into which a share of Series A Preferred Stock is then convertible and that the right of holders of shares of Series A Preferred Stock being redeemed to exercise their conversion right, if such conversion exists of the date of the Company Redemption Notice or if such conversion rights will exist as of a date no later than the fifth (5th) day prior to the Redemption Exercise Date, shall terminate as to such shares at the close of business on the fifth (5th) day preceding the Company Redemption Date (provided that no default by the Corporation in the payment of the applicable Company Redemption Price (including any accrued and unpaid dividends) shall have occurred and be continuing). Any Company Redemption Notice mailed in such manner shall be conclusively deemed to have been duly given whether or not such notice is in fact received. If less than all the outstanding shares of Series A Preferred Stock are to be redeemed, the Corporation will select those to be redeemed pro rata, by lot or by a substantially equivalent method. In order to facilitate the redemption of the Series A Preferred Stock, the Board of Directors may fix a record date for determination of holders of Series A Preferred Stock to be redeemed, which shall not be more than sixty (60) days prior to the Company Redemption Date with respect thereto.

          The holder of any shares of Series A Preferred Stock redeemed upon any exercise of the Corporation's optional redemption right shall not be entitled to receive payment of the Company Redemption Price for such shares until such holder shall cause to be delivered to the place specified in the Company Redemption Notice given with respect to such redemption (i) the certificate(s) representing such shares of Series A Preferred Stock and (ii) transfer instrument(s) satisfactory to the Corporation and sufficient to transfer such shares of Series A Preferred Stock to the Corporation free of any adverse interest. No interest shall accrue on the Company Redemption Price of any share of Series A Preferred Stock after the Company Redemption Date.

          In the event that any shares of Series A Preferred Stock shall be converted into Class A Common Stock, then (i) the Corporation shall not have the right to redeem such shares and (ii) any funds that shall have been deposited for the payment of the Company Redemption Price for such shares shall be returned to the Corporation immediately after such conversion (subject to declared dividends payable to holders of shares of Series A Preferred Stock on the record date for such dividends being so payable, regardless of whether such shares are converted subsequent to such record date and prior to the related dividend payment date).

          (b) Holders' Redemption Exercise. At any time on or after February 20, 2000, the holders of at least 30,000 shares of Series A Preferred Stock may deliver a written notice (a "Redemption Exercise") to the Corporation at its principal executive office requesting that the Corporation redeem all, but not less than all, of the outstanding shares of Series A Preferred Stock held by such holders. Promptly after receipt of such a Redemption Exercise, the Corporation shall give written notice of such Redemption Exercise to all non-requesting holders of Series A Preferred Stock. Upon the receipt by the Corporation of a Redemption Exercise, the Corporation shall redeem (to the extent permitted by applicable law) all of the Series A Preferred Stock held by the holders of Series A Preferred Stock (i) making such Redemption Exercise and
(ii) who request to have such holders' Series A Preferred Stock included in the Redemption Exercise by providing the Corporation with written notice of such request within 10 days after receipt of the notice of Redemption Exercise by paying to each such holder in cash the applicable Series A Liquidation Preference amount together with all accrued or declared or unpaid dividends thereon (the "Redemption Exercise Price"), such redemption to be effected not later than 90 days following the Company's receipt of the Redemption Exercise.

          (c) Redemption Date and Notice. Not less than 15 days prior to the date (a "Redemption Exercise Date") of any redemption to be made pursuant to Subsection 6(b), the Corporation shall mail written notice (a "Redemption Exercise Notice"), first class U. S. Mail, postage prepaid, to each holder of Series A Preferred Stock subject to such Redemption Exercise (as at the close of business on the business day next preceding the day on which such notice is given), at the address last shown on the records of the Corporation for such holder, notifying such holder of the Redemption Exercise Date, the Redemption Exercise Price and the place at which payment may be obtained, and shall call upon each holder of Series A Preferred Stock subject to such Redemption Exercise to surrender to the Corporation, in the manner and at the place designated in the Redemption Exercise Notice, such holder's certificate or certificates representing the shares of such stock. Except as provided in Subsection 6(e) below, on or after the Redemption Exercise Date each holder of Series A Preferred Stock subject to such Redemption Exercise shall surrender to the Corporation the certificate or certificates representing such holder's shares of such stock in the manner and at the place designated in the Redemption Exercise Notice, as applicable. The Redemption Exercise Price of such shares shall thereupon be payable to the order of the person whose name appears on such certificate or certificates of Series A Preferred Stock as the owner thereof. Each share of Series A Preferred Stock so redeemed shall be canceled and shall not be reissued by the Corporation.

          (d) Rights Following Redemption. Subject to Subsection 6(e), on or prior to any Company Redemption Date or Redemption Exercise Date, as applicable, the Corporation shall deposit with a bank or trust company selected by the Board of Directors, as a trust fund for the benefit of holders of shares to be redeemed on such Company Redemption Date or Redemption Exercise Date, as applicable, an amount of cash equal to the aggregate Company Redemption Price or Redemption Exercise Price, as applicable, required to redeem all outstanding shares to be redeemed on such Company Redemption Date or Redemption Exercise Date. The Corporation shall give to such bank or trust company irrevocable instructions and authority to pay to each holder of shares to be redeemed on any Company Redemption Date or Redemption Exercise Date, as applicable, on or after such Company Redemption Date or Redemption Exercise Date, the Company Redemption Price or the Redemption Exercise Price, as applicable, for such holder's shares to be redeemed on such Company Redemption Date or Redemption Exercise Date upon receipt of notification from the Corporation that such holder has surrendered such holder's share certificate or certificates to the Corporation in accordance with the Company Redemption Notice or the Redemption Exercise Notice, as applicable. As of any Company Redemption Date or Redemption Exercise Date, as applicable, the deposit shall constitute full payment for the shares to be redeemed on such Company Redemption Date or Redemption Exercise Date, as applicable, to the holders thereof, and from and after the Company Redemption Date or the Redemption Exercise Date, as the case may be, the shares so called for redemption shall be redeemed and shall be deemed to be no longer outstanding, and the holders thereof shall cease to be stockholders of the Corporation with respect to such shares and shall have no rights with respect thereto except the right to receive from the bank or trust company payment of the Company Redemption Price or the Redemption Exercise Price, as the case may be, for such shares, without interest, upon surrender of their certificates therefor. If any certificate for shares to be redeemed shall be lost, mutilated or destroyed, then the holder thereof may tender to the Corporation an affidavit to such effect together with an indemnity undertaking satisfactory to the Corporation, which tender shall be deemed a tender of the certificate so lost, mutilated or destroyed for all purposes of this Section 6. The balance of any moneys deposited by the Corporation pursuant to this Subsection 6(d) remaining unclaimed at the expiration of 60 days following any Company Redemption Date or Redemption Exercise Date shall be returned to the Corporation upon its request expressed in a resolution of the Board of Directors, and any claims for payment of the Company Redemption Price or the Redemption Exercise Price, as the case may be, shall thereafter be submitted directly to the Corporation. Any interest earned on any funds so deposited by the Corporation with any bank or trust company shall be the property of, and shall be payable to, the Corporation.

          (e) Insufficient Redemption Funds. Where funds of the Corporation legally available for the redemption of stock on any Company Redemption Date or Redemption Exercise Date are insufficient to permit the Corporation to pay in full the Company Redemption Price or Redemption Exercise Price, as applicable, of shares to be redeemed on such Company Redemption Date or Redemption Exercise Date plus the redemption price of all other securities to be redeemed on such Company Redemption Date or Redemption Exercise Date, then those funds that are legally available for the redemption of stock shall be used to satisfy, to the maximum extent possible, the Corporation's obligation to redeem such shares of Series A Preferred Stock and other securities, with payments to be made to the holders of such shares of Series A Preferred Stock and other securities ratably in accordance with the redemption payments owing to each, subject to the relative preferences applicable to such securities. The shares of Series A Preferred Stock not redeemed shall remain outstanding and entitled to all of the rights and preferences provided herein. At any time thereafter as the Corporation has funds available for the redemption of Series A Preferred Stock, such funds will immediately be used to redeem the balance of the Series A Preferred Stock that were not so redeemed.

     Section 7. Conversion. The holders of Series A Preferred Stock shall have the following conversion rights:

          (a) Right To Convert. Subject to the provisions of this Section 7, the Series A Preferred Stock held by each holder thereof shall be convertible, at the option of the holder thereof at any time after March 20, 2000, at the principal office of the Corporation or any transfer agent for the Series A Preferred Stock, into such number of fully paid and nonassessable shares of Class A Common Stock determined by multiplying the number of shares of Series A Preferred Stock held by each holder by the Conversion Rate. As of September 16, 1999, the "Conversion Rate" shall be 15.3846.

          (b) Mandatory Conversion. Immediately upon the closing of a Qualifying Initial Public Offering, the Series A Preferred Stock held by each holder thereof shall be automatically converted into such number of fully paid and nonassessable shares of Class A Common Stock determined by multiplying the number of shares of Series A Preferred Stock held by each holder by the Conversion Rate.

          (c)  Method of Conversion.

               (i) Optional Conversion. In order to convert Series A Preferred Stock into shares of Class A Common Stock, the holder of Series A Preferred Stock shall surrender the certificates therefor, duly endorsed, at the principal office of the Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the name or names in which such holder wishes the certificate or certificates for Class A Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock a certificate or certificates for the number of shares of Class A Common Stock to which such holder shall be entitled by reason of such conversion. Such conversion shall be deemed to have been effected immediately prior to the close of business on the date of surrender of the Series A Preferred Stock to be converted, and the person or persons entitled to receive the Class A Common Stock issuable upon such conversion shall be treated for all purposes as the holder or holders of such Class A Common Stock on such date.

               (ii) Mandatory Conversion. If Series A Preferred Stock shall be automatically converted to Class A Common Stock pursuant to Section 7, the Corporation shall promptly mail written notice of such fact by first class mail, postage prepaid, to each holder of such shares at the address of such holder last shown on the records of the Corporation. Such notice shall specify the date on which the automatic conversion occurred and shall call upon such holder to surrender to the Corporation, in the manner and at the place designated in such notice, the certificate or certificates representing the Series A

     Preferred Stock so converted. The automatic conversion shall be deemed to have been effected at the opening of business on the date specified therefor in Section 7.

               (iii) Unavailable Certificates. If any certificate for Series A Preferred Stock shall be lost, mutilated or destroyed, then the holder thereof may tender to the Corporation an affidavit to such effect together with an indemnity undertaking satisfactory to the Corporation, which tender shall be deemed a tender of the certificate so lost, mutilated or destroyed for all purposes of this Section 7.

          (d) Stock Dividends and Distributions. If the Corporation at any time, or from time to time, after September 16, 1999 shall declare or pay any dividend or make any distribution on the Class A Common Stock payable in Class A Common Stock or declare or pay any dividend or make any distribution on the Class B Common Stock payable in Class B Common Stock, or effect a subdivision of the outstanding shares of Class A Common Stock or Class B Common Stock (by reclassification or otherwise than by payout of a dividend in Class A Common Stock) then and in any such event, the Conversion Rate shall be adjusted proportionately immediately after the close of business on the record date for determination of holders of the Class A Common Stock or Class B Common Stock, or in the case of any such subdivision, at the close of business on the date immediately prior to the date upon which the corporate action becomes effective. If such record date is fixed and such dividend is not fully paid on the date fixed therefor, the adjustment previously made in the Conversion Rate, which became effective on such record date, shall be canceled as of the close of business on such record date and thereafter the Conversion Rate will be adjusted pursuant to the preceding sentence as of the time of actual payment of such dividend.

          (e) Reclassifications and Reorganizations. If the Class A Common Stock issuable upon conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, securities, the securities of any other person or any other property, whether by capital reorganization, reclassification or otherwise, then the terms of each outstanding Series A Preferred Stock shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the holder thereof shall receive upon conversion thereof, in lieu of each share of Class A Common Stock which such holder would otherwise have received, such number of shares of such other class or classes of stock, securities or other securities or property receivable upon such reorganization or reclassification by the holder of one share of Class A Common Stock issuable upon such conversion had conversion occurred immediately prior to such reorganization or reclassification.

          (f) Issuance of Additional Shares. If, prior to the closing of a Qualifying Initial Public Offering, the Corporation issues additional shares of any class of common stock of the Corporation or any securities convertible into such common stock (other than options, warrants or similar securities issued to employees, consultants or directors of the Corporation or its affiliates) at a price per share (assuming conversion of any convertible securities) below the then applicable Series A Liquidation Preference and resulting in proceeds to the Corporation of at least $100,000, then the Conversion Rate shall be adjusted to equal the product of the Conversion Rate in effect prior to such issuance times a fraction, the numerator of which is equal to the Series A Liquidation Preference and the denominator of which is equal to the per share purchase price of such additional securities.

          (g) Issue Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issue or delivery of Class A Common Stock upon conversion of Series A Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer of stock requested by any holder in connection with any such conversion, nor any income or similar taxes as a result of any such conversion or transfer.

          (h) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock then outstanding, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding Series A Preferred Stock. If at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then outstanding Series A Preferred Stock, the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Class A Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation.

          (i) Fractional Shares. No fractional shares of Class A Common Stock shall be issued upon the conversion of any Series A Preferred Stock. All shares of Class A Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issue of any fractional shares of Class A Common Stock. If, after the aforementioned aggregation, the conversion would result in the issue of a fractional share of Class A Common Stock, then the Corporation shall, in lieu of issuing such fractional share, pay to the holder otherwise entitled to receive such fractional share a sum in cash equal to such fraction multiplied by the fair market value of a share of Class A Common Stock as determined in good faith by the Board of Directors.

          (j) Notices. Any notice required by the provisions of this Section 7 to be given to any holder of Series A Preferred Stock shall be deemed given 3 business days after being deposited in the United States mail, first class postage prepaid, and addressed to such holder at such holder's address appearing on the books of the Corporation.

     Section 8. Restrictions and Limitations. The Corporation shall not, without the approval by vote or written consent of the holders of a majority of the Series A Preferred Shares then outstanding:

          (a) pay any cash dividends on the Common Stock;

          (b) create or authorize the creation of any additional class or series of shares of Common Stock other than for Junior Shares, or increase the authorized amount of Series A Preferred Shares or increase the authorized amount of any additional class or series of shares of stock other than Junior Shares, or create or authorize any obligation or security convertible into Series A Preferred Shares or into shares of any other class or series of Common Stock other than Junior Shares, whether any such creation, authorization or increase shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation or otherwise;

          (c) redeem, purchase or otherwise acquire for value any shares of stock;

          (d) engage in a merger, consolidation, reorganization or other form of corporate transaction transferring control of the Corporation unless the holders of the Series A Preferred Stock as of the record date fixed for determining the holders of capital stock entitled to receive the consideration, if any, to be received by such holders as a result of such transaction will be entitled to receive a per share amount at least equal to the Series A Liquidation Preference then in effect. A corporate transaction shall be deemed to transfer control of the Corporation if the pre-transaction Corporation stockholders hold securities in the surviving corporation or other resulting entity entitling them to cast less than 50 percent of the votes entitled to be cast for the election of members to the Board of Directors or other governing body of such surviving corporation or other resulting entity; or

          (e) amend or repeal any provision of, or add any provision to, the Corporation's Certificate of Incorporation or Bylaws, if such action would adversely alter or change the Series A Preferred Shares or any right or preference thereof.

     As used herein, "Junior Shares" shall mean shares of Corporation stock ranking junior to the Series A Preferred Shares as to the distribution of assets on the liquidation, dissolution or winding up of the Corporation.

     SECOND: That in lieu of a meeting and vote of stockholders, the sole stockholder of the Corporation's outstanding shares of Class B Common Stock and the holders of a majority of the Corporation's outstanding shares of Series A Cumulative Redeemable Convertible Preferred Stock have given written consent to such amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

     THIRD: That such amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.


                    [Remainder of page intentionally blank]

   IN WITNESS WHEREOF, FTD.COM INC. has caused this Certificate of Amendment to be duly executed by its President and Chief Executive Officer and attested to by its Secretary this 16th day of September, 1999.


                                       FTD.COM INC.


                                       By /s/ Michael J. Soenen
                                         ---------------------------------------
                                           President and Chief Executive Officer


ATTEST:

/s/ Peter K. Poli
-------------------------------
Secretary